Exhibit 99.2

Alfi, Inc. Announces Closing of Initial Public Offering

MIAMI BEACH, FL / ACCESSWIRE / May 6, 2021 / Alfi, Inc. (NasdaqCM: ALF)("Alfi" or the "Company"), an AI enterprise SaaS platform company, powering computer vision with machine learning models to allow content publishers and brand owners to deliver interactive, intelligent information without violating user privacy, today announced the closing of its initial public offering of 3,731,344 shares of common stock and warrants to purchase 3,731,344 shares of common stock at a public offering price of $4.15 per share and warrant (the “Offering”) for aggregate gross proceeds of approximately $15.5 million, prior to deducting underwriting discounts, commissions, and other offering expenses and excluding any exercise of the underwriters’ option to purchase any additional securities as described herein. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 559,701 shares and 559,701 warrants at the public offering price less the underwriting discounts and commissions.

The Company’s common stock and warrants are listed for trading on the Nasdaq Capital Market under the ticker symbol “ALF” and “ALFIW”, respectively. Each warrant is exercisable for one share of common stock at an exercise price of $4.57 per share and will expire five years from the date of issuance.

The Company intends to use the net proceeds primarily for the repayment of outstanding indebtedness, to put Alfi enabled tablets into service and to accelerate the roll-out of its software.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as Sole Book-Running Manager for the Offering. Revere Securities LLC and WestPark Capital, Inc. acted as Co-Managers for the Offering.

The common stock and units described above were offered by Alfi pursuant to a registration statement on Form S-1 (File No. 333-251959) that was originally filed with the Securities and Exchange Commission ("SEC") on January 8, 2021 and declared effective on May 3, 2021. The Offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Kingswood Capital Markets, a division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002. Before investing in this Offering, interested parties should read in their entirety the prospectus, which provides more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alfi, Inc.

Alfi, Inc. provides solutions that bring transparency and accountability to the digital out of home advertising marketplace. Since 2018, Alfi, Inc. has been developing its artificial intelligence advertising platform to deliver targeted advertising in an ethical and privacy-conscious manner.

For more information, please visit: https://www.getalfi.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Alfi Inc. Company Contact

Dennis McIntosh

Chief Financial Officer

d.mcintosh@getalfi.com

Alfi Inc. Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com